Exhibit 3.1
AMENDMENT NO. 1 TO
ARCHSTONE-SMITH OPERATING TRUST
BYLAWS
     Section 12 of Article I of Archstone-Smith Operating Trust’s Bylaws is hereby amended in its entirety, effective as of May 28, 2007, to read as follows:
     “Section 12. Action Without Meetings. Any action required or permitted to be taken by the Unitholders may be taken without a meeting by the written consent of Unitholders entitled to cast a sufficient number of votes to approve the matter as required by applicable law, the Declaration of Trust (including Annex A) of the Trust or by these Bylaws.”
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